Exhibit 10.12 (iii)

Interactive Intelligence, Inc.
LETTER OF ASSIGNMENT

March 15, 2001

Jerry Fleming
Interactive Intelligence,  Inc.
1332 Wildhorse Parkway
Wildwood MO 63005

Dear Jerry:

This letter of assignment (“Agreement”) is to confirm our France relocation offer to you (“the Employee”) as Executive VP, Americas and EMEA Sales for Interactive Intelligence, Inc. (“the Company”), and our mutual understanding concerning the general terms and conditions applicable in the foregoing capacity.  This assignment shall be in accordance with the following terms and conditions for the duration of your assignment:
1.	Employing Company:	Interactive Intelligence, Inc.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268

2.	Position:	Executive VP, Americas and EMEA Sales

3.	Work Location:	Aix-en-Provence, France

4.	Point of Origin:	St. Louis, Missouri

5.	Length of Assignment:	Thru August 31, 2002

6.	Effective Date:	April 1, 2001

7.	Salary:	$200,000 annually

8.	Incentive Compensation:	Per attached Comp Plan

It is our goal to provide you with a compensation package comparable to what you would receive as an employee based in St. Louis, Missouri.  In that regard, consideration is given to additional housing and automobile costs which you may reasonably expect to incur during your international assignment in Aix-en-Provence, France.

This agreement and the benefits contained herein are contingent upon your being authorized to work and reside in the Host Country.  If you lose your authorization to work in the Host Country at any time, for any reason during the life of this agreement, the Company will consider your circumstances, but may, at its sole discretion, consider all or any portion of this agreement void.

You understand and agree that the differential payments and adjustments described below as well as any other allowances or gratuities provided by the Company to you under this Agreement are, at the election of the Company, in substitution for the statutory benefits required under the laws of the Host Country to compensate employees who are not entitled to receive these contractual benefits.

8.   Income Tax Equalization

At the Company’s expense and as required, Ernst & Young LLP will advise you as to the filing requirements in the home and host countries, and will assist you with annual tax return preparation and filings.  As required, Ernst & Young LLP will also prepare the annual tax equalization calculation, in which your income will be equalized (or theoretically taxed using the home country rates).

9.          Relocation Allowance

You will be provided a relocation allowance up to $10,000 for properly documented one-time expenses.  This allowance would include items such as shipments, electrical appliance replacement, France work permits and other personal licenses, and other miscellaneous expenses incurred solely because of the move.  This allowance will be paid directly to you and must be accounted for, with any excess funds returned, by September 30, 2001.

10.        Host Country Housing

You will be provided an allowance for suitable housing at the host location.  The Company will pay up to $5,000 per month for rental expense, including utilities, throughout your assignment.  The rent allowance will be paid directly to the landlord and the utilities will be paid either to the landlord or you.

11.        Host Country Automobiles

You will be provided an allowance for automobiles at the host location.  The Company will pay up to $1,300 per month for automobile leasing and insurance expenses throughout your assignment.  The automobile allowance will be paid directly to the lessor or you.

12.  Schooling Reimbursement

The Company will reimburse tuition and other associated fees for your daughter while attending the International Bilingual School of Provence (or similar) during the typical school year (September through June).  This reimbursement may be paid either to you or directly to the school.

             The company will reimburse tuition and other associated fees for your son while attending a College or University in France during the typical school year (September thru June) at the rate of 50% of the fees up to $4,500. This reimbursement may be paid either to you or directly to the school.

13.  Home Leave Allowance

Each calendar year while located in Aix-en-Provence your family is eligible for a $3,500 Home Leave Allowance to travel to the home country.

14.  Benefits

You are entitled to participation in benefit programs similar to Company-sponsored US programs for medical, dental, vision, and retirement coverage.  If applicable, the Company will either pay directly or reimburse you for all foreign government social benefits costs. In return, you agree that any foreign government social benefit made payable to you upon your termination, severance, or retirement from a foreign subsidiary or affiliate will be payable to the Company.

15.  Other Considerations
a) Your assignment is anticipated to last through August 31, 2002. However, you acknowledge that the Company may re-assign you to the Home Country at any time and terminate the terms of this agreement. Upon either completion of your assignment or termination of your employment without cause, you will be eligible for relocation benefits in connection with your transfer back to the Home Country in accordance with the current relocation guidelines of the Company.

b) In the event you voluntarily resign from this position, payment of differentials or relocation allowances will be prorated based on the length of your assignment term. The Company will direct you concerning the repayment of money advanced to you or on your behalf. You agree to timely reimburse the Company as directed in this instance.

c) The terms and conditions of this Agreement shall at all times be governed by the laws of the United States and the state of Indiana. All issues relating to the Agreement’s validity, construction, performance, and termination shall be subject to such laws. Notwithstanding the terms and provisions outlined herein, this agreement is not intended as, nor does it imply, a guarantee of employment or an employment contract. Employment at Interactive Intelligence, Inc. is “at will.”

d) All other terms and conditions of your assignment not specifically covered by this Letter of Assignment shall be governed by the terms and conditions of your existing employment agreement.

e) We realize that it is difficult to foresee all of the future problems in connection with this assignment and your return at the conclusion thereof. While we have tried to cover major known conditions in this letter, questions may arise regarding other items. We will gladly discuss such items with you at the proper time, and I am sure that we will be able to arrive at reasonable solutions.

Please signify your understanding of, and agreement with, the terms of this agreement by initialing each page and signing the last page of this letter.

Sincerely,

/s/ Donald E. Brown	4/1/01	/s/ Keith A. Midkiff	4/1/01

CEO	Date	VP, Finance	Date

I agree to the terms and conditions covering my assignment to Aix-en-Provence as set forth in the above letter.

/s/Jeremiah J. Fleming	4/1/01

Executive VP, Americas and EMEA Sales	Date